Filer:
  Company Data:
    Company Name:  Campbell Alternative Asset Trust

    IRS Number:  52-2238521
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-37548



                     CAMPBELL ALTERNATIVE ASSET TRUST
                      MONTHLY REPORT - February 2004
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (24,144.337 units) at January 31, 2004           $ 34,235,822
Additions of 83.030 units on February 29, 2004                        130,580
Redemptions of (199.692) units on February 29, 2004                  (314,054)
Offering Costs                                                        (29,444)
Net Income (Loss) - February 2004                                   3,765,098
                                                                 ------------

Net Asset Value (24,027.675 units) at February 29, 2004          $ 37,788,002
                                                                 ============

Net Asset Value per Unit at February 29, 2004                    $   1,572.69
                                                                 ============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                     $  1,728,656
    Change in unrealized                                            1,514,141

  Gains (losses) on forward contracts:
    Realized                                                                0
    Change in unrealized                                            1,535,499
  Interest income                                                      26,154
                                                                 ------------

                                                                    4,804,450
                                                                 ------------

Expenses:
  Brokerage fee                                                       103,728
  Performance fee                                                     930,763
  Operating expenses                                                    4,861
                                                                 ------------

                                                                    1,039,352
                                                                 ------------

Net Income (Loss) - February 2004                                $  3,765,098
                                                                 ============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on February 29, 2004                    $  1,572.69

Net Asset Value per Unit on January 31, 2004                     $  1,417.96

Unit Value Monthly Gain (Loss) %                                       10.91 %

Fund 2004 calendar YTD Gain (Loss) %                                   14.16 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit


Dear Investor,

Persistent trends continue to drive performance ...

We are pleased to report strong positive returns in February as the trends that were in place at the end of January persisted.

Continuing concern over the record (and rising!) US budget deficit and current account imbalance kept downward pressure on the US dollar and resulted in strong gains in the currency sector. The weak dollar in turn reinforced several related trends, including the continued rise in energy prices, resulting in positive returns in the energy sector.

The fixed income sector was strongly profitable in February as European interest rate instruments traded higher on diminished rate-cut expectations. The equity indices sector also contributed good positive returns.

At times like these the trend is certainly our friend, but it is important to remember that any change in sentiment towards the US dollar could bring a swift reversal, potentially eroding a substantial portion of our year-to-date gains. Some would say that a reversal is long overdue, and we ask our investors to be aware of the ever-present potential for a sharp bump in the road, even as we strive to deliver consistent, high quality returns.

If you have any questions or concerns, please do not hesitate to call.

Sincerely,

Bruce Cleland
President & CEO